Exhibit 5.2

April 4, 2005

Norfolk Southern Corporation

Three Commercial Place

Norfolk, VA 23510-2191

Re:  Norfolk Southern Corporation

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Norfolk Southern Corporation, a Virginia corporation (the “Company”), in connection with the public offering by the Company to exchange (the “Exchange Offers”) (i) up to $350,000,000 principal amount of its issued and outstanding 7.80% Notes due 2027 (the “7.80% Notes”) for an equal aggregate principal amount of a new series of its notes (the “Series I Notes”) and (ii) up to $200,000,000 principal amount of its issued and outstanding 7.25% Notes due 2031 (the “7.25% Notes”) and any or all of the outstanding 9.00% Notes due 2021 (the “9.00% Notes” and, together with the 7.80% Notes and the 7.25% Notes, the “Old Notes”) for up to $450,000,000 aggregate principal amount of a new series of its notes (the “Series II Notes” and, together with the Series I Notes, the “New Notes”).

The Series I Notes are to be issued pursuant to the terms of a supplemental indenture (the “Series I Supplemental Indenture”) to the senior indenture, dated as of January 15, 1991 (as amended or supplemented from time to time, the “Indenture”), between the Company and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee (the “Trustee”). The Series II Notes are to be issued pursuant to the terms of a supplemental indenture (the “Series II Supplemental Indenture” and, together with the Series I Supplemental Indenture, the “Supplemental Indentures”) to the Indenture.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement on Form S-4 with respect to the New Notes, to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Act, (the “Registration Statement”);

(ii) an executed copy of the Indenture;

(iii) forms of the Supplemental Indentures;

(iv) the Forms T-1 of the Trustee filed as exhibits to the Registration Statement with respect to each of the Supplemental Indentures; and

(v) the forms of the New Notes and specimen certificates thereof.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties, other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion set forth herein is limited to those laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offers and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinion herein stated. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes (in the forms examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and the Supplemental Indentures and have been delivered upon consummation of the Exchange Offers against receipt of Old Notes in accordance with the terms of the Exchange Offers, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Supplemental Indentures and the New Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties are subject, except for those agreements and instruments which have been identified to us by the Company as being material to it and which are listed in Part II of the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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